                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of earliest event reported):
                                 MARCH 30, 1999


                                 MAXIMUS, INC.
             (Exact name of registrant as specified in its charter)



         VIRGINIA                     1-12997                54-10005888
(State or other jurisdiction     (Commission File           (IRS Employer
    of incorporation)                 Number)            Identification No.)



                   1356 BEVERLY ROAD, MCLEAN, VIRGINIA 22101
             (Address of principal executive offices and zip code)


              Registrant's telephone number, including area code:
                                 (703) 734-4200

ITEM 5.   OTHER EVENTS

        On February 26, 1999, MAXIMUS, Inc. ("MAXIMUS") completed a business combination with Control Software, Inc. ("CSI"). The transaction, which resulted in CSI becoming a wholly-owned subsidiary of MAXIMUS, was accounted for as a pooling-of-interests under generally accepted accounting principles.

        The following supplemental financial statements and related supplemental financial information reflecting the combination with CSI are included as part of this Current Report on Form 8-K. These supplemental financial statements and related financial information will replace the financial statements and related financial information included in MAXIMUS' Annual Report on Form 10-K for the year ended September 30, 1998 after MAXIMUS reports its financial results for a period subsequent to the combination with CSI.

        Selected Supplemental Consolidated Financial Data;

        Management's Discussion and Analysis of Supplemental
        Financial Condition and Results of Operations;

        Report of Ernst & Young LLP, Independent Auditors;

        Report of Grant Thornton LLP, Independent Auditors;

        Supplemental Consolidated Balance Sheets as of
        September 30, 1997 and 1998;

        Supplemental Consolidated Statements of Income for the years ended September 30, 1996, 1997 and 1998;

        Supplemental Consolidated Statements of Changes in
        Redeemable Common Stock and Shareholders' Equity for the years ended September 30, 1996, 1997 and 1998;

        Supplemental Consolidated Statements of Cash Flows for the years ended September 30, 1996, 1997 and 1998; and

        Notes to Supplemental Consolidated Financial
        Statements for the years ended December 31, 1996, 1997
        and 1998

        Supplemental Consolidated Balance Sheet as of December
        31, 1998

        Supplemental Consolidated Statements of Income for the three months ended December 31, 1997 and 1998

        Supplemental Consolidated Statements of Cash Flows for the three months ended December 31, 1997 and 1998

        Notes to Supplemental Consolidated Financial Statements for the three months ended December 31, 1997 and 1998

        Management's Discussion and Analysis of Supplemental
        Consolidated Financial Condition and Results of Operations
                                         2

SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

The selected supplemental consolidated financial data presented below as of September 30, 1997 and 1998 and for each of the three years in the period ended September 30, 1998 are derived from the Company's Supplemental Consolidated Financial Statements and related Notes thereto which have been audited by Ernst & Young LLP, independent auditors, except for the financial statements of David
M. Griffith and Associates, Ltd. ("DMG"), a consolidated subsidiary, which through December 31, 1997 were audited by other independent auditors. The selected financial data give retroactive effect to the combination with DMG and Control Software Inc. ("CSI"), which were accounted for using the pooling of interests method. The selected supplemental consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Supplemental Financial Condition and Results of Operations" and the Supplemental Consolidated Financial Statements and related Notes included in this Form 8-K. The historical results are not necessarily indicative of the results of operations to be expected in the future.

                                                                                                            THREE MONTHS ENDED
                                                YEARS ENDED SEPTEMBER 30,                                      DECEMBER 31,
                                   1994          1995         1996          1997           1998             1997           1998
                             -------------------------------------------------------------------------  ---------------------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

SUPPLEMENTAL STATEMENT OF
INCOME DATA

Revenues....................        $61,251       $88,386     $140,492       $173,355       $244,114        $50,394       $72,346
Cost of revenues............         45,141        62,128      106,258        127,170        181,403         37,647        52,233
                             -------------------------------------------------------------------------       ------        ------
 Gross profit...............         16,110        26,258       34,234         46,185         62,711         12,747        20,113
Selling, general and
administrative expenses.....         12,252        16,201       20,584         26,100         34,909          8,426        11,261
Stock option,
merger, deferred
  compensation and
  ESOP expense (a)..........            436         1,400        1,556          7,372          3,671            467          --
                             -------------------------------------------------------------------------       ------        ------
Income from
operations..................          3,422         8,657       12,094         12,713         24,131          3,854         8,852
Interest and other
income (expense)............          (186)          (64)         (47)            921          1,823            537           394
                             -------------------------------------------------------------------------       ------        ------
Income before income tax ...          3,236         8,593       12,047         13,634         25,954          4,391         9,246
Provision for
income taxes (b)............          1,089           736          530          4,104         10,440          1,592         3,653
                             -------------------------------------------------------------------------       ------        ------
Net income..................       $  2,147      $  7,857     $ 11,517        $ 9,530       $ 15,514        $ 2,799       $ 5,593
                             =========================================================================       ======        ======

Earnings per share:
  Basic.....................       $   0.16      $   0.59     $   0.87        $  0.67        $  0.86        $  0.17       $  0.29
                             =========================================================================       ======        ======

  Diluted...................       $   0.16      $   0.59    $    0.87        $  0.65        $  0.85        $  0.16       $  0.28
                             =========================================================================       ======        ======
Shares used in
computing
earnings per
share:
  Basic.....................         13,638        13,207       13,273         14,208         17,937         16,692        19,276
  Diluted...................         13,638        13,207       13,273         14,593         18,296         17,083        19,746
                             =========================================================================       ======        ======


                                                     AS OF SEPTEMBER,

-------------------------------------------------------------------------                                      AS OF
                                   1994          1995         1996          1997           1998          DECEMBER 31, 1998
                             -------------- --------------- ------------ ------------- ---------------   -----------------
SUPPLEMENTAL BALANCE SHEET DATA:                        (IN THOUSANDS)

Cash and cash equivalents
  and short term investments        $ 1,411      $  2,656     $  3,397      $ 51,875       $  32,980          $ 87,429
Working capital.............         10,065        16,680       25,467        66,108          78,478           144,895
Total assets................         31,056        39,147       50,993       113,884         126,002           190,602
Total debt..................          5,492         4,558          331           321             620               599
Redeemable common
stock.......................         15,390        21,434       31,758             -               -                 -
Total stockholders'
equity......................         (4,335)       (2,819)      (3,651)       69,041          86,787           153,391

(a) In January 1997, the Company issued options to various employees to purchase 403,975 shares of common stock at a formula price based on book value. During 1997, the Company recorded a non-recurring charge against income of $5,874,000 for the difference between the IPO price and the formula price for all options outstanding. The Company recorded a deferred tax benefit relating to the charge in the amount of $2,055,000. The option exercise price is a formula price based on the book value of the common stock at September 30, 1996, and was established pursuant to a pre-existing shareholder agreement.

(b) For the three years ended September 30, 1996, and during fiscal year 1997 up to and including June 12, 1997, the Company elected to be treated as an S corporation and the income of the Company was taxed for federal and most state purposes directly to the Company's shareholders. In connection with its IPO, the Company's S corporation status terminated and the Company recorded a deferred tax charge against income of $2,566,000 for the cumulative differences between the financial reporting and income tax basis of certain assets and liabilities at June 12, 1997. Subsequent to June 12, 1997, the Company has recorded state and federal income taxes based on earnings for those periods. Income taxes provided for periods prior to the IPO related primarily to operations of DMG.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        As an important part of the Company's growth strategy, it has recently completed combinations with five consulting firms, Spectrum Consulting Group, Inc. and Spectrum Consulting Services, Inc. (collectively, "Spectrum") in March 1998, David M. Griffith & Associates, Ltd. ("DMG") in May 1998, Carrera Consulting Group ("Carrera") and Phoenix Planning & Evaluation, Ltd. ("Phoenix") in August 1998, and Control Software, Inc. (CSI) in February 1999, all of which were accounted for as poolings of interests combinations. See "Business Combinations." Prior year amounts have been restated to reflect the combinations with DMG and CSI. The Spectrum, Carrera and Phoenix combinations were accounted for as immaterial poolings of interests, and, accordingly, the Company's previously issued financial statements were not restated to reflect these combinations.

OVERVIEW

        The Company provides program management and consulting services primarily to government agencies in the United States. Founded in 1975, the Company has been profitable every year since inception. The Company conducts its operations through two groups, the Government Operations Group and the Consulting Group. The Government Operations Group administers and manages government health and human services programs, including disability services, managed care enrollment, welfare-to-work and job readiness and child support enforcement. The Consulting Group provides consulting services to state, county and local government agencies, including health and human services, law enforcement, parks and recreation, taxation, housing, motor vehicles, labor, education and legislatures.

        The Company's revenues are generated from contracts with various payment arrangements, including: (i) costs incurred plus a fixed fee ("cost-plus"); (ii) fixed-price; (iii) performance-based criteria; and (iv) time and materials reimbursement (utilized primarily by the Consulting Group). For the fiscal year ended September 30, 1998, revenues from these contract types were approximately 23%, 46%, 17% and 14%, respectively, of total revenues. Traditionally, federal government contracts have been cost-plus and a majority of the contracts with state and local government agencies have been fixed-price and performance-based. Fixed price and performance-based contracts generally offer higher margins but typically involve more risk than cost-plus or time and materials reimbursement contracts because the Company is subject to the risk of potential cost overruns or inaccurate revenue estimates.

        Effective January 1, 1997, the Social Security Act of 1935 was amended to eliminate Social Security Income and Supplemental Security Disability Insurance benefits based solely on drug and alcohol disabilities. As a result, the Social Security Administration terminated the SSA Contract effective at the end of February 1997. All services provided to the Social Security Administration were completed in the quarter ended March 31, 1997. The SSA Contract contributed $56.5 million, $31.6 million and $0 to the Company's revenues in fiscal years 1996, 1997 and 1998, respectively.

        The Government Operations Group's contracts generally contain base periods of one or more years as well as one or more option periods that may cover more than half of the potential contract duration. As of September 30, 1998, the Company's average Government Operations contract duration was 3 1/2 years. The Company's Consulting Group involve performance periods of one month to in excess of two years. Indicative of the long-term nature of the Company's engagements, approximately 60% of the Company's fiscal 1998 revenues were in backlog as of September 30, 1997.

        The Company's most significant expense is cost of revenues, which consists primarily of project related employee salaries and benefits, subcontractors, computer equipment and travel expenses. The Company's ability to accurately predict personnel requirements, salaries and other costs as well as to effectively manage a project or achieve certain levels of performance can have a significant impact on the service costs related to the Company's fixed price and performance-based contracts. Service cost variability has little impact on cost-plus arrangements because allowable costs are reimbursed by the client. The profitability of the Consulting Group's contracts is largely dependent upon the utilization rates of its consultants and the success of its performance-based contracts.

        Selling, general and administrative expenses consist of management, marketing and administration costs including salaries, benefits, travel, recruiting, continuing education and training, facilities costs, printing, reproduction, communications and equipment depreciation.

        During 1997, the Company recognized two significant charges against income. The completion of its initial public offering ("IPO") resulted in the termination of the Company's S corporation status. As a result, the Company recorded a non-recurring deferred tax charge of $2.6 million for the cumulative differences between the financial reporting and income tax basis of certain assets and liabilities at June 12, 1997, the day prior to the IPO. In connection with the IPO, on January 31, 1997, certain key employees of the Company surrendered rights to purchase shares of Common Stock of the Company in exchange for options to purchase shares of Common Stock at an exercise price of $1.46 per share. The Company recognized a non-cash compensation charge against income of $5.9 million, the difference between the initial public offering price and the option exercise price for all outstanding options. The option exercise price was based on the adjusted book value of the Common Stock at September 30, 1996, and was established pursuant to pre-existing compensation arrangements with these employees.

BUSINESS COMBINATIONS

        As part of its growth strategy, the Company expects to continue to pursue complementary business combinations to expand its geographic reach, expand the breadth and depth of its service offerings and enhance the Company's consultant base. In furtherance of this growth strategy, the Company combined with four consulting firms during 1998 and one firm during 1999 in transactions accounted for as poolings of interests.

        As of March 16, 1998, the Company acquired all of the outstanding shares of capital stock of Spectrum in exchange for 840,000 shares of Common Stock. Spectrum, based in Austin, Texas, provides management consulting services that focus on assisting public sector organizations in solving complex business problems related to automation. Spectrum's operations complement and expand the Company's existing information technology and systems planning and integration consulting service offerings. At the time of the combination, Spectrum had approximately 37 consultants and three other employees.

        As of May 12, 1998, the Company acquired all of the outstanding capital stock of DMG in exchange for 1,166,179 shares of Common Stock. DMG, based in Northbrook, Illinois, provides consulting services to state and local government and other public sector clients throughout the United States. DMG's operations complement the Company's existing management consulting and information technology services and expand the Company's service offerings to include a broad range of financial planning, cost management and various other consulting services aimed at the public sector. At the time of the combination, DMG had approximately 375 consultants and 40 other employees.

        As of August 31, 1998, the Company acquired all of the outstanding shares of capital stock of Carrera in exchange for 1,137,420 shares of Common Stock. Carrera, based in Sacramento, California, provides consulting services that focus on assisting public sector entities implement large-scale, software-based human resource and financial systems. At the time of the combination, Carrera had 78 consultants and eight other employees.

        As of August 31, 1998, the Company acquired all of the outstanding shares of capital stock of Phoenix in exchange for 254,545 shares of Common Stock. Phoenix, based in Rockville, Maryland, provides consulting services to public sector entities in planning, implementing and evaluating the utilization of various electronic commerce technologies, such as electronic benefits transfer, electronic funds transfer and electronic card technologies. At the time of the combination, Phoenix had 11 consultants and three other employees.

        As of February 26, 1999, the Company acquired all of the outstanding shares of capital stock of CSI in exchange for 700,212 shares of Common Stock. CSI, based in Wayne, Pennsylvania, provides fleet management software and related services to public sector entities. At the time of the combination, CSI had 46 employees.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, selected statements of income data as a percentage of revenues:


                                                                           YEARS ENDED SEPTEMBER 30,

                                                                     1996            1997            1998
                                                              ---------------------------------------------------
Revenues:
Government Operations Group                                              14.7%           38.0%            57.0%
Consulting Group                                                          45.1            43.8             43.0
SSA Contract                                                              40.2            18.2                -
                                                              ---------------------------------------------------
  Total revenues                                                         100.0           100.0            100.0

Gross Profit:
Government Operations Group                                               20.3            22.3             18.0
Consulting Group                                                          34.3            35.7             35.9
SSA Contract                                                              14.7            13.9                -
                                                              ---------------------------------------------------
Total gross profit as a percent of revenue                                24.4            26.6             25.7
Selling, general and administrative expenses                              14.7            15.1             14.3
Stock option compensation, mergers deferred compensation
    and ESOP expenses                                                      1.1             4.3              1.5
                                                              ---------------------------------------------------
Income from operations                                                     8.6             7.2              9.9
Interest and other income (expenses)                                         -             0.5              0.7
                                                              ---------------------------------------------------
Income before income taxes                                                 8.6             7.9             10.6
Provision for income taxes                                                 0.4             2.4              4.2
                                                              ---------------------------------------------------
Net income                                                                8.2%            5.5%             6.4%
                                                              ===================================================

Year Ended September 30, 1998 Compared to Year Ended September 30, 1997

        Revenues. Total revenues increased 40.8% to $244.1 million in fiscal 1998 from $173.4 million in fiscal 1997. Government Operations Group revenues increased 43.0% to $139.3 million in fiscal 1998 from $97.4 million in fiscal 1997 due to an increase in the number of contracts in the Child Support Enforcement, Managed Care Enrollment and Welfare Reform divisions of the group and revenues from three Managed Care contracts totaling $18.1 million purchased from another company in February 1998. Excluding the SSA Contract, which had $31.6 million of revenues in fiscal 1997, Government Operations Group revenues increased 111.8% as compared to fiscal 1997. Consulting Group revenues increased 38.0% to $104.9 million in fiscal 1998 from $76.0 million in fiscal 1997 due to an increase in the number of contracts and revenues from companies which merged with the Company in fiscal 1998 in transactions accounted for as pooling of interests. Revenues from the merged companies accounted for as immaterial poolings totaled $16.9 million in fiscal 1998.

        Gross Profit. Total gross profit increased 35.8% to $62.7 million in fiscal 1998 from $46.2 million in fiscal 1997. Government Operations Group gross profit increased 31.4% to $25.1 million in fiscal 1998 from $19.1 million in fiscal 1997. As a percentage of revenues, Government Operations Group gross profit decreased to 18.0% in fiscal 1998 from 22.3% in fiscal 1997 primarily due to anticipated lower gross margins on the three purchased Managed Care Enrollment contracts. Consulting Group gross profit increased 38.9% to $37.7 million in fiscal 1998 from $27.1 million in fiscal 1997 due principally to the increased revenues. As a percentage of revenues, Consulting Group gross profit was 35.9% in fiscal 1998 and 35.7% in fiscal 1997.

        Selling, General and Administrative Expenses. Total selling, general and administrative expenses increased 33.8% to $34.9 million in fiscal 1998 from $26.1 million in fiscal 1997. This increase in costs was due to increases in both professional and administrative personnel and professional fees necessary to support the Company's growth, marketing and proposal preparation expenditures incurred to pursue further growth and the impact of business combinations accounted for as immaterial poolings of interests. From September 30, 1997 to September 30, 1998 administrative and systems personnel increased 18% from 125 to 147 and the Company grew from 1,800 total employees at September 30, 1997 to more than 2,800 total employees at September 30, 1998. As a percent of revenues, selling, general and administrative expenses decreased slightly to 14.3% for fiscal 1998 from 15.1% for fiscal 1997.

        Stock Option Compensation, Merger, Deferred Compensation and ESOP Expenses. During fiscal year 1998, the Company incurred $3.7 million of non-recurring expenses in connection with the mergers with Spectrum, DMG, Carrera and Phoenix. These expenses consisted of legal, audit, broker, trustee, deferred compensation and other expenses and the acceleration of expenses related to stock appreciation rights for DMG employees totaling $0.9 million. During fiscal year 1997, in connection with its IPO, the Company recognized a non-recurring compensation expense of $5.9 million for stock options granted to employees. Also in fiscal 1997, the Company incurred $1.5 million of deferred compensation expenses for DMG employees related to plans which were terminated subsequent to the merger with the Company.

        Provision for Income Taxes. Prior to the IPO, the Company and its shareholders elected to be treated as an S corporation under the Internal Revenue Code. Under the provisions of the tax code, the Company's shareholders included their pro rata share of the Company's income in their personal tax returns. Accordingly, the Company was not subject to federal and most state income taxes until June 12, 1997, the day prior to the completion of the initial public offering. Upon completion of the IPO, the Company's S corporation status was terminated and the Company became subject to federal and state income taxes.

        Income tax expense for fiscal year increased 154.4% to $10.4 million in fiscal 1998 from $4.1 million in fiscal 1997. As a percentage of income before income taxes, the income tax expense for fiscal 1998 is 40.2% compared to 30.1% for fiscal 1997. The fiscal 1998 tax expense was adversely impacted by $0.5 million due to the nondeductibility of certain merger related expenses. Additional information regarding income tax expense is in Note 9 to the consolidated financial statements contained in this document.

Year Ended September 30, 1997 Compared to Year Ended September 30, 1996

        Revenues. Total revenues increased 23.4% to $173.4 million in fiscal 1997 from $140.5 million in fiscal 1996. Government Operations Group revenues increased 26.1% to $97.4 million in fiscal 1997 from $77.2 million in fiscal 1996 due to an increase in the number of projects offset by a decrease in revenue from the SSA Contract, which was terminated in February 1997. The SSA Contract contributed $31.6 million to fiscal 1997 revenues as compared to $56.5 million to fiscal 1996 revenues. Excluding the SSA Contract, Government Operations Group revenues increased 218.0% to $65.8 million in fiscal 1997 from $20.7 million in fiscal 1996 due to increases in the numbers of contracts in the Welfare Reform, Managed Care Enrollment Services, and Child Support Enforcement divisions of the group. Consulting Group revenues increased 20.1% to $76.0 million in fiscal 1997 from $63.3 million in fiscal 1996 due to an increase in the number of contracts and increased revenues from management studies, fleet consulting, franchise fee consulting, revenue maximization contracts and international business.

        Gross Profit. Total gross profit increased 34.9% to $46.2 million in fiscal 1997 from $34.2 million in fiscal 1996. Government Operations Group gross profit increased 52.1% to $19.1 million in fiscal 1997 from $12.5 million in fiscal 1996. As a percentage of revenues, Government Operations Group gross profit increased to 19.6% in fiscal 1997 from 16.2% in fiscal 1996 primarily due to the decreased revenue volume of the SSA Contract in fiscal 1997, which had a lower gross profit margin than other contracts in the group, and to favorable profit recognition adjustments on two large projects. Excluding the SSA Contract,

Government Operations Group gross profit as a percentage of revenues increased to 22.3% in fiscal 1997 from 20.3% in fiscal 1996. Consulting Group gross profit increased 25.0% to $27.1 million in fiscal 1997 from $21.7 million in fiscal 1996 due to principally to the increased revenues. As a percentage of revenues, Consulting Group gross profit increased to 35.7% in fiscal 1997 from 34.3% in fiscal 1996 which represents normal variability of gross profit from period to period.

        Selling, General and Administrative Expenses. Total selling, general and administrative expenses increased 26.8% to $26.1 million in fiscal 1997 from $20.6 million in fiscal 1996. This increase in costs was due to increases in both professional and administrative personnel and professional fees necessary to support the Company's growth and marketing and proposal preparation expenditures incurred to pursue further growth. As a percent of revenues, selling, general and administrative expenses increased to 15.1% for fiscal 1997 from 14.7% for fiscal 1996.

        Stock Option Compensation, Merger, Deferred Compensation and ESOP Expenses. During fiscal year 1997, in connection with its IPO, the Company recognized a non-recurring compensation expense of $5.9 million for stock options granted to employees. The Company incurred $1.5 million in fiscal 1997 and $1.6 million in fiscal 1996 of deferred compensation expenses for DMG employees related to plans which were terminated subsequent to the merger with the Company.

        Provision for Income Taxes. Prior to the IPO, the Company and its shareholders elected to be treated as an S corporation under the Internal Revenue Code. Under the provisions of the tax code, the Company's shareholders included their pro rata share of the Company's income in their personal tax returns. Accordingly, the Company was not subject to federal and most state income taxes until June 12, 1997, the day prior to the completion of the initial public offering. Upon completion of the IPO, the Company's S corporation status was terminated and the Company became subject to federal and state income taxes.

        As a percentage of income before income taxes, the income tax expense for fiscal 1997 is 30.1% compared to 4.4% for fiscal 1996. Additional information regarding income tax expense is in Note 9 to the consolidated financial statements contained in this document.

QUARTERLY RESULTS

        Set forth below are selected income statement data for the eight quarters ended September 30, 1998. This information is derived from unaudited quarterly financial statements which include, in the opinion of management, all adjustments necessary for a fair presentation of the information for such periods. This information should be read in conjunction with the Supplemental Consolidated Financial Statements and related Notes thereto included in this Form 8-K. Results of operations for any fiscal quarter are not necessarily indicative of results for any future period.

                                                                                QUARTERS ENDED
                                                     -------------------------------------------------------------------
                                                       DEC. 31,          MAR. 31,          JUNE 30,         SEPT. 30,
                                                         1996              1997              1997              1997
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues:
   Government Operations Group...............            $  8,029          $ 15,551          $ 19,158          $ 23,019
   Consulting Group..........................              18,000            18,523            18,118            21,345
   SSA Contract..............................              22,511             9,082                19                 -
                                                     -------------     -------------     -------------     -------------
Total revenues...............................              48,540            43,156            37,295            44,364
Cost of revenues.............................              37,714            31,113            26,318            32,025
                                                     -------------     -------------     -------------     -------------
Gross profits................................              10,826            12,043            10,977            12,339
Selling, general and administrative expenses                5,852             6,308             6,378             7,562
Stock option compensation, merger, deferred
   compensation and ESOP expense.............                 392               509             6,077               394
                                                     -------------     -------------     -------------     -------------
Income (loss) from operations................               4,582             5,226            (1,478)            4,383
Interest and other income....................                  71               107               152               591
                                                     -------------     -------------     -------------     -------------
Income (loss) before income taxes............               4,653             5,333            (1,326)            4,974
Provision for income taxes...................                 416               666               907             2,115
                                                     =============     =============     =============     =============
Net income (loss)............................             $ 4,237           $ 4,667           $(2,233)          $ 2,859
                                                     =============     =============     =============     =============

Earnings per share:
   Basic.....................................               $0.32             $0.36            $(0.16)            $0.17
   Diluted...................................               $0.32             $0.35            $(0.16)            $0.17

                                                                                QUARTERS ENDED
                                                     -------------------------------------------------------------------
                                                       DEC. 31,          MAR. 31,          JUNE 30,         SEPT. 30,
                                                         1997              1998              1998              1998
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues:
   Government Operations Group...............            $ 27,772          $ 32,189          $ 36,844          $ 42,458
   Consulting Group..........................              22,622            23,770            27,390            31,069
   SSA Contract..............................                   -                 -                 -                 -
                                                     -------------     -------------     -------------     -------------
Total revenues...............................              50,394            55,959            64,234            73,527
Cost of revenues.............................              37,647            41,117            48,611            54,028
                                                     -------------     -------------     -------------     -------------
Gross profits................................              12,747            14,842            15,623            19,499
Selling, general and administrative expenses                8,426             8,641             7,381            10,461
Stock option compensation, merger, deferred
   compensation and ESOP expense.............                 467               907             1,972               325
                                                     -------------     -------------     -------------     -------------
Income (loss) from operations................               3,854             5,294             6,270             8,713
Interest and other income....................                 537               548               391               347
                                                     -------------     -------------     -------------     -------------
Income (loss) before income taxes............               4,391             5,842             6,661             9,060
Provision for income taxes...................               1,592             2,237             2,549             4,062
                                                     =============     =============     =============     =============
Net income (loss)............................             $ 2,799           $ 3,605           $ 4,112           $ 4,998
                                                     =============     =============     =============     =============

Earnings per share:
   Basic.....................................               $0.17             $0.21             $0.24             $0.26
   Diluted...................................               $0.16             $0.20             $0.23             $0.26

        The results of operations for the quarter ended June 30, 1997 include two significant nonrecurring charges, a $5.7 million charge ($3.7 million after tax) for the difference between the IPO price and the formula price for stock options outstanding, and a $2.6 million charge to record deferred income taxes upon termination of the Company's S corporation status.

        The Company's revenues and operating results are subject to significant variation from quarter to quarter depending on a number of factors, including the progress of contracts, revenues earned on contracts, the commencement and completion of contracts during any particular quarter, the schedule of the government agencies for awarding contracts, the term of each contract that the Company has been awarded and general economic conditions. Because a significant portion of the Company's expenses are relatively fixed, successful contract performance and variation in the volume of activity as well as in the number of contracts commenced or completed during any quarter may cause significant variations in operating results from quarter to quarter. Furthermore, the Company has on occasion experienced a pattern in its results of operations pursuant to which it incurs greater operating expenses during the start-up and early stages of significant contracts. In addition, the termination of the SSA Contract and the absence of revenues thereunder after March 31, 1997 significantly reduced the Company's revenue base as compared to previous quarters. No assurances can be given that quarterly results will not fluctuate, causing a material adverse effect on the Company's operating results and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's primary source of liquidity is cash flow from operations. The Company's cash flow from operations was ($7.2) million, $18.6 million and $4.4 million for the years ended September 30, 1998, 1997 and 1996, respectively. The decrease in cash flow from operations in fiscal 1998 as compared to fiscal 1997 is due primarily to increased accounts receivable related to revenue growth.

        Certain marketable securities were sold during the year ended September 30, 1998 generating $27.8 million in proceeds. These investments were sold to provide general working capital, including necessary income tax payments, and to pay the final S corporation distribution discussed below. The Company has no material commitments for capital expenditures and, as a services company, does not anticipate making any significant capital expenditures during fiscal year 1999.

        Cash flow used in financing activities was $10.1 million in fiscal 1998. During the three months ended December 31, 1997, the Company made final S corporation distributions totaling $5.7 million. The distributions to shareholders were based upon the fiscal 1997 income taxable to the S corporation shareholders. The amount of the fiscal 1997 taxable income was determined during the finalization of the Company's income for the full fiscal year ended September 30, 1997, and the liability for the $5.7 million distribution was recognized on the September 30, 1997 balance sheet. The
Company also made S corporation distributions totaling $2.0 million to former shareholders of Spectrum, Phoenix, and CSI during fiscal 1998. Cash flow from financing activities was $31.1 million in fiscal 1997. In June 1997, the Company received net proceeds of $53.8 million from the sale of stock in its IPO. The Company made S corporation distributions of $21.7 million, representing a portion of the estimated income taxed or taxable to the S corporation shareholders through the date of its IPO.

        The Company has a $10.0 million revolving credit facility (the "Credit Facility") with Crestar Bank in Virginia, which may be used for borrowing and the issuance of letters of credit. Outstanding letters of credit totaled $0.4 million at September 30, 1998. The Credit Facility bears interest at a rate equal to LIBOR plus an amount which ranges from 0.65% to 1.25% depending on the Company's debt to equity ratio. The Credit Facility contains certain restrictive covenants and financial ratio requirements, including a minimum net worth requirement of $60 million. The Company has not used the Credit Facility to finance its working capital needs and, at September 30, 1998, the Company had $9.6 million available under the Credit Facility.

        Certain companies that merged into the Company during 1998 and 1999 had various arrangements for short and long-term borrowings. These credit arrangements generally were repaid following the related merger and do not significantly affect the Company's financial statements.

        Management believes that the Company will have sufficient resources to meet its cash needs over the next 12 months. Such cash needs may include start-up costs associated with new contract awards, obtaining additional office space, establishing new offices, investment in upgraded systems infrastructure and acquisitions of other businesses and technologies. Cash requirements beyond the next 12 months depend on the Company's profitability, its ability to manage working capital requirements, its rate of growth, the amounts ultimately spent on business acquisitions, if any, and the leasing of new office space, if any.

YEAR 2000

        The Company is aware of the issues that many computer systems will face as the millennium ("Year 2000") approaches. The Company is auditing its internal software and hardware and is implementing corrective actions where necessary to address Year 2000 problems. The Company is also currently reviewing the software and hardware, and implementing corrective actions where necessary, of DMG,

Carrera, Spectrum and Phoenix, all of which the Company combined with during 1998, and of CSI with which the Company combined with in February 1999. The Company will continue to assess the need for Year 2000 contingency plans as its remediation efforts progress. The Company estimates that its remediation efforts will be completed by March 31, 1999. The Company does not believe that the cost of its remediation efforts will be material or that these efforts will have a material impact on its operations or financial results. However, there can be no assurance that those costs will not be greater than anticipated, or that corrective actions undertaken will be completed before any Year 2000 problems could occur.

        The Company also provides assistance in assessing, evaluating, testing and certifying government client systems affected by Year 2000 problems, as well as quality assurance monitoring of Year 2000 compliance conversions performed for clients by third parties. Although the Company has attempted to contract to provide such services in a manner that will minimize its liability for system failures, there can be no assurance that the Company would not become subject to legal proceedings which, if resolved in a manner adverse to the Company, could have a material adverse effect on its financial condition.

        The Company relies to varying extents on information processing performed by the governmental agencies and entities with which it contracts. The Company has inquired where necessary of such agencies and entities of potential Year 2000 problems, and, based on responses to such inquiries, management believes that the Company would be able to continue to perform on such contracts without material negative financial impact. However, the Company cannot be certain that Year 2000 related systems failures in the information systems of clients will not occur and, if such failures occur, that they will not interfere with the Company's ability to properly manage a contracted project and result in a material adverse effect on the Company's business, financial condition and results of operations.

FORWARD LOOKING STATEMENTS

        Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations regarding its ability to obtain future contracts, expand its market opportunities or attract highly-skilled employees, are forward looking statements that involve risks and uncertainties. These risks and uncertainties include legislative changes and political developments adverse to the privatization of the provision of government services; risks related to possible acquisitions; opposition from government employee unions; reliance on key executives; impact of competition from similar companies; and legal, economic and other risks detailed in Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended September 30, 1998.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors
MAXIMUS, Inc.

        We have audited the supplemental consolidated balance sheets of MAXIMUS, Inc., formed as a result of the combination of MAXIMUS, Inc. and Control Software, Inc., as of September 30, 1997 and 1998, and the related supplemental consolidated statements of income, changes in redeemable common stock and shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These supplemental consolidated financial statements give retroactive effect to the merger of MAXIMUS, Inc. and Control Software, Inc. on February 26, 1999, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of MAXIMUS, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of David M. Griffith & Associates, Ltd., a wholly-owned subsidiary, which statements reflect total assets of $15.5 million as of December 31, 1997 and total revenues of $32.6 million and $39.4 million for the years ended December 31, 1996 and 1997. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for David M. Griffith & Associates, Ltd. is based solely on the report of the other auditors.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MAXIMUS, Inc. at September 30, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, after giving retroactive effect to the merger of Control Software, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                                   /s/  ERNST & YOUNG LLP

Washington, DC
November 13, 1998 except for the fifth paragraph of Note 3, as to which the date is March 22, 1999

REPORT OF GRANT THORNTON LLP, INDEPENDENT AUDITORS

Board of Directors
David M. Griffith & Associates, Ltd.

We have audited the balance sheet of David M. Griffith & Associates, Ltd. (an Illinois corporation) as of December 31, 1997, and the related statements of earnings, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of David M. Griffith & Associates, Ltd. as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                   /s/GRANT THORNTON LLP
Chicago, Illinois
March 18, 1998, except for Note L
which is as of March 23, 1998

                                 MAXIMUS, Inc.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                       September 30,
                                                       -------------
                                                     1997         1998
                                                     ----         ----
ASSETS
Current assets:
  Cash and cash equivalents.................      $ 11,006     $ 19,403
  Marketable securities.....................        40,869       13,577
  Accounts receivable, net..................        48,164       76,981
  Costs and estimated earnings in excess
    of billings (Note 5)....................         5,605        5,924
  Prepaid expenses and other current assets.         1,453        1,188
                                                  --------     --------
Total current assets........................       107,097      117,073
Property and equipment at cost:
  Land......................................           662          662
  Building and improvements.................         1,721        1,721
  Office furniture and equipment............         6,031        7,703
  Leasehold improvements....................           188          214
                                                  --------     --------
                                                     8,602       10,300
  Less:  Accumulated depreciation and
          amortization......................       (4,427)      (5,433)
                                                  --------     --------
Total property and equipment, net...........         4,175        4,867
Deferred income taxes (Note 9)..............         1,241        1,434
Other assets................................         1,371        2,628
                                                  --------     --------
Total assets................................      $113,884     $126,002
                                                  ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................       $ 4,063     $ 10,006
  Accrued compensation and benefits.........        10,132       15,877
  Billings in excess of costs and estimated
   earnings (Note 5)........................        13,066       11,608
  Notes payable.............................         1,596          200
  Income taxes payable......................         3,932            3
  Deferred income taxes.....................         2,452          901
  S corporation distribution payable
    (Note 10)...............................         5,748           --
                                                  --------     --------
Total current liabilities...................        40,989       38,595
Long-term debt..............................           321          620
Deferred compensation, less
current portion.............................         3,533          --
                                                  --------     --------
Total liabilities                                   44,843       39,215
Commitments and contingencies
(Notes 7 and 11)
Shareholders' equity (Note 10):
  Common stock, no par value; 30,000,000
  shares authorized; 16,691,892 and
  18,925,602 shares issued and outstanding
  at September 30, 1997 and 1998, at
  stated amount.............................        66,783       68,623
  Retained earnings ........................         2,258       18,164
                                                  --------     --------
Total shareholders' equity..................        69,041       86,787
                                                  --------     --------
Total liabilities and
shareholders' equity........................      $113,884     $126,002
                                                  ========     ========


             See notes to supplemental consolidated financial statements.

                                     MAXIMUS, INC.

                    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                         (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                           Year ended September 30,
                                           ------------------------

                                         1996         1997         1998
                                         ----         ----         ----

Revenues......................       $140,492     $173,355     $244,114
Cost of revenues..............        106,258      127,170      181,403
                                     --------     --------     --------
Gross profit..................         34,234       46,185       62,711
Selling, general and
administrative
  expenses....................         20,584       26,100       34,909
Stock option compensation,
  merger, deferred
  compensation and ESOP
  expense.....................          1,556        7,372        3,671
                                     --------     --------     --------
Income  from operations.......         12,094       12,713       24,131
Interest and other
income (expense)..............           (47)          921        1,823
                                     --------     --------     --------
Income  before income taxes...         12,047       13,634       25,954
Provision  for income taxes...            530        4,104       10,440
                                     --------     --------     --------
Net income....................       $ 11,517     $  9,530     $ 15,514
                                     ========     ========     ========

Earnings per share:
  Basic. . . . . . . . . . . .       $   0.87     $   0.67     $   0.86
                                     ========     ========     ========

  Diluted. . . . . . . . . . .       $   0.87     $   0.65     $   0.85
                                     ========     ========     ========

Weighted average shares
  outstanding:

  Basic . . . . . . . . . . .          13,273       14,208       17,937
                                     ========     ========     ========

  Diluted . . . . . . . . . .          13,273       14,593       18,296
                                     ========     ========     ========


             See notes to supplemental consolidated financial statements.

                                     MAXIMUS, Inc.

                  SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN
                                      REDEEMABLE
                         COMMON STOCK AND SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
                                (DOLLARS IN THOUSANDS)


                                                               Shareholder's Equity
                                                               --------------------
                                                    Redeemable
                                                      Common      Common     Retained
                                                       Stock       Stock     Earnings
                                                       -----       -----     --------
Balance at September 30, 1995................           $21,434      $   --    $(2,819)
  Issuance of redeemable common stock to
   employees.................................               229          --          --
  Net income.................................                --          --      11,517
  Adjustment to redemption value of
   redeemable common stock...................            10,095          --    (10,095)
  S Corporation distributions................                --          --     (2,254)
                                                        -------     -------    --------
Balance at September 30, 1996................            31,758          --     (3,651)
  Purchase of redeemable common stock from
   employee..................................           (1,422)          --          --
  Issuance of common stock to employees......                --         778          --
  Compensation charge for stock options......                --       5,874          --
  Net income.................................                --          --       9,531
  Adjustment to redemption value of
   redeemable common stock...................                25          --        (25)
  Adjustment to retained earnings upon
   initial public offering...................                --     (9,083)       9,083
  Reclass of redeemable common stock upon
   initial public offering...................          (30,361)      15,410      14,950
  Net proceeds from sale of common stock
  in initial public offering.................                --      53,804          --
  S Corporation distributions................                --         --     (27,630)
                                                        -------     -------    --------
Balance at September 30, 1997................                --      66,783      2, 258
  Purchase of common stock from employee.....                --       (454)          --
  Net income.................................                --          --      15,514
  Tax benefit due to option exercise.........                --          --         173
  Adjustment for DMG results previously
   reported..................................                --          --         156
  Increase  resulting from immaterial
   poolings..................................                --         137       3,843
  Issuance of common stock to employees......                --         144          --
  Issuance of common stock in exchange for
   debt......................................                --         150          --
  Reclassification of CSI accumulated
   earnings..................................                --       1,863     (1,863)
  S Corporation distributions................                --          --     (1,917)
                                                        -------     -------    --------
Balance at September 30, 1998................              $ --     $68,623    $ 18,164
                                                        =======     =======    ========

             See notes to supplemental consolidated financial statements.

                                     MAXIMUS, Inc.

                  SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Dollars in thousands)


                                                     Year ended September 30,

                                               1996      1997            1998
                                               ----      ----            ----

Cash flows from
operating activities:

  Net income.....................           $11,517        $9,530         $15,514
  Adjustments to reconcile net
  income to net cash provided by
  (used in) operating activities:
     Depreciation................               933         1,124            1,078
     Amortization................                --            --            1,401
     Stock option compensation
     expense.....................                --         5,874               --
     Other.......................                 4         (157)              173
  Changes in assets and
  liabilities:
     Accounts receivable, net....           (9,029)      (10,701)         (22,922)
     Costs and estimated
      earnings in excess of
      billings...................           (2,173)       (2,656)            (326)
     Prepaid expenses and other
      current Assets.............             (203)         (794)              373
     Other assets................             (101)         (241)             (43)
     Accounts payable............               150         2,835            4,845
     Accrued compensation and
      benefits...................               884         3,497              338
     Billings in excess of costs
      and estimated earnings.....             2,236         6,725          (1,309)
     Income taxes payable........              (81)         3,914          (3,877)
     Deferred income taxes.......               279         (319)          (2,475)
                                           --------       -------         --------
Net cash provided by (used in)
operating activities.............             4,416        18,631          (7,230)

Cash flows from
investing activities:
  Purchase of contracts..........                --            --          (2,436)
  Increase in cash resulting from
   immaterial Poolings...........                --            --            1,002
  Purchase of property and
   equipment.....................             (807)       (1,301)          (1,160)
  (Purchase) sale of marketable
   securities....................             (994)      (39,857)           27,822
                                           --------       -------         --------
Net cash (used in)
provided by investing
activities.......................           (1,801)      (41,158)           25,228

Cash flows from financing
activities:
  Proceeds from initial public
   offering, net of expenses. . .                --        53,804               --

  S Corporation distributions....           (2,254)      (21,882)          (7,665)
  Redeemable common stock
   purchased.....................             (899)       (1,234)               --
  Common stock issued............               229             4              144
  Net proceeds from (payments
   on) borrowings................                49           452          (2,547)
                                           --------       -------         --------
  Net cash (used in) provided by
   financing activities..........           (2,875)        31,144         (10,068)
Cash flow adjustment for change
 in accounting period of DMG                     --            --              467
                                           --------       -------         --------
Net (decrease) increase in cash
 and cash equivalents............             (260)         8,617            8,397
Cash and cash equivalents,
 beginning of year...............             2,649         2,389           11,006
                                           --------       -------         --------
Cash and cash equivalents, end
 of year.........................            $2,389       $11,006          $19,403
                                           ========       =======         ========

             See notes to supplemental consolidated financial statements.

                                      MAXIMUS, Inc.
                NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998
                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  DESCRIPTION OF BUSINESS

    MAXIMUS, Inc. (the "Company") provides a wide range of program management and consulting services to federal, state and local government health and human services agencies. The Company conducts its operations through two groups. The Government Operations Group administers and manages government health and human services programs, including welfare-to-work and job readiness, child support enforcement, managed care enrollment and disability services. The Consulting Services Group provides health and human services planning, information technology consulting, strategic program evaluation, program improvement, communications planning, and assistance to state and local governments in identifying and collecting previously unclaimed federal welfare revenues.

    The Company operates predominantly in the United States. Revenues from foreign-based projects were less than 10% of total revenues for the years ended September 30, 1998, 1997 and 1996.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The following is a description of the Company's more significant accounting policies.

  Principles of Consolidation

    The supplemental consolidated financial statements include the accounts of wholly-owned subsidiaries. All material intercompany items have been eliminated.

  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, in particular, estimates used in the earnings recognition process. Actual results could differ from those estimates.

  Cash Equivalents

    The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Revenue Recognition

    The Company generates revenue under various arrangements, generally long-term contracts under which revenues are based on costs incurred plus a negotiated fee, a fixed price or various performance-based criteria. Revenues for cost-plus contracts are recorded as costs are incurred and include a pro rata amount of the negotiated fee. Revenues on long-term fixed price and performance-based contracts are recognized as costs are incurred. The timing of billing to clients varies based on individual contracts and often differs from the period of revenue recognition. These differences are included in costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings.

    Management reviews the financial status of its contracts quarterly and adjusts revenues to reflect current expectations on realization of costs and estimated earnings in excess of billings. Provisions for estimated losses on incomplete contracts are provided in full in the period in which such losses become known. The Company has various fixed price and performance-based contracts that may generate profit in excess of the Company's expectations. The Company recognizes additional revenue and profit in these situations after management concludes that substantially all of the contractual risks have been eliminated, which generally is at task or contract completion.

  Marketable Securities

    Marketable securities are classified as available-for-sale and are recorded at fair market value with unrealized gains and losses, net of taxes, reported as a separate component of shareholders' equity, if material. Realized gains and losses and declines in market value judged to be other than temporary are included in investment income. Interest and dividends are included in investment income. There are no material unrealized gains or losses on marketable securities at September 30, 1998 and 1997. Marketable securities consist primarily of short-term municipal and commercial bonds.

  Property and Equipment

    Property and equipment is stated at cost and depreciated using both the straight-line and accelerated methods based on estimated useful lives not to exceed 39 years for the Company's buildings and between three and ten years for office furniture and equipment. Leasehold improvements are amortized over the lesser of their useful life or the remaining term of the lease.

  Income Taxes

    Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse.

    Prior to its initial public offering, the Company and its shareholders elected to be treated as an S Corporation under the Internal Revenue Code. Under the provisions of the tax code, the Company's shareholders included their pro rata share of the Company's income in their personal income tax returns. Accordingly, the Company was not subject to federal and most state income taxes during the periods prior to the initial public offering. The completion of the Company's initial public offering during June 1997 resulted in the termination of the Company's S Corporation status for income tax purposes. In connection therewith, the Company recorded a deferred tax charge against income of $2,566 for the cumulative differences between the financial reporting and income tax basis of certain assets and liabilities at June 12, 1997.

    The Company merged with two companies during 1998 that had elected to be treated as S Corporations. The merger resulted in the termination of the S Corporation status for those companies and the Company recorded a deferred tax charge against income of $325 for cumulative differences between the financial statement and tax basis of assets and liabilities.

Accounting Standards Not Adopted

    In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" which established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. This statement is effective for fiscal years beginning after December 15, 1997.

    In June 1997, the FASB issued Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" which established standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments. The financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement is effective for financial statements for periods beginning after December 15, 1997.

The Company does not expect the impact of adopting these new accounting standards to be significant.

 Fair Value of Financial Instruments

    The Company considers the recorded value of its financial assets and liabilities, which consist primarily of cash and cash equivalents, marketable securities, accounts receivable and accounts payable, to approximate the fair value of the respective assets and liabilities at September 30, 1997 and 1998.

3.  BUSINESS COMBINATIONS

    On March 16, 1998, the Company issued 840,000 shares of its common stock in exchange for all of the common stock of Spectrum Consulting Group, Inc. and an affiliated company ("Spectrum"). This merger was accounted for as an immaterial pooling of interests and accordingly, the Company's financial statements, including earnings per share, were not restated for periods prior to January 1, 1998.

    On May 12, 1998, the Company issued 1,166,179 shares of its common stock in exchange for all of the outstanding common stock of David M. Griffith and Associates, Ltd. ("Griffith"). This merger was accounted for as a pooling of interests and accordingly, the Company's financial statements, including earnings per share, have been restated for all periods presented to include the financial position and results of operations of Griffith. Griffith's operations for the years ended December 31, 1996 and 1997 were combined with the Company's operations for the fiscal years ended September 30, 1996 and 1997. This resulted in inclusion of Griffith operating results for the three months ended December 31, 1997 in the Company's operating results for both fiscal 1997 and 1998. Griffith's revenues and net income for the three months ended December 31, 1997 were $11,450 and $(156), respectively.

    On August 31, 1998, the Company issued 1,137,420 shares of its common stock in exchange for all of the outstanding common stock of Carrera Consulting Group ("Carrera"). This merger was accounted for as an immaterial pooling of interests and accordingly, the Company's financial statements, including earnings per share, were not restated for periods prior to July 1, 1998.

    On August 31, 1998, the Company issued 254,545 shares of its common stock in exchange for all of the outstanding common stock of Phoenix Planning & Evaluation, Ltd. ("Phoenix"). This merger was accounted for as an immaterial pooling of interests and accordingly, the Company's financial statements, including earnings per share, were not restated for periods prior to July 1, 1998.

    On February 26, 1999, the Company issued 700,212 shares of its common stock in exchange for all of the outstanding common stock of Control Software, Inc. ("CSI"). This merger was accounted for as a pooling of interests and accordingly, the Company's supplemental consolidated financial statements, including earnings per share, have been restated for all periods presented to include the financial position and results of operations of CSI. CSI's operations for the years ended December 31, 1996, 1997 and 1998 were combined with the Company's operations for the fiscal years ended September 30, 1996, 1997 and 1998. This will result in inclusion of CSI's operating results for the three months ended December 31, 1998 in the Company's operating results for both fiscal 1998 and 1999. CSI's revenues and net income for the three months ended December 31, 1998 were $2,170 and $114, respectively. These supplemental consolidated financial statements will become the historical financial statements of the Company after financial statements covering the date of the consumation of the business combination are issued.

    All of the companies involved in the mergers described above are involved primarily in consulting services for state and local governments. CSI also derives revenue from the licensing of software. The merged companies accounted for as immaterial poolings, contributed $16,854 to the Company's revenues for the year ended September 30, 1998.

    A reconciliation of the Company's revenues and net income, as previously reported, to the restated results that give effect to the DMG and CSI combinations for the fiscal years ended September 30, 1996, 1997 and 1998 follows:

                                                                                Year Ended September 30,
                                                                         ------------------------------------
                                                                         1996             1997           1998(1)
                                                                         ----             ----           ----
Revenues as previously reported. . . .                                  $103,113         $127,947      $233,473
DMG revenues . . . . . . . . . . . . .                                    32,560           39,377            --
CSI revenues . . . . . . . . . . . . .                                     4,819            6,031        10,641
                                                                        --------         --------      --------
Combined revenues. . . . . . . . . . .                                  $140,492         $173,355      $244,114
                                                                        ========         ========      ========

Net income as previously reported. . .                                   $11,619         $  8,589      $ 14,454
DMG net income . . . . . . . . . . . .                                       174              745            --
CSI net income . . . . . . . . . . . .                                     (276)              196         1,060
                                                                        --------         --------      --------
Combined net income. . . . . . . . . .                                   $11,517         $  9,530      $ 15,514
                                                                        ========         ========      ========
(1) DMG revenues and net income are included in the 1998 revenues and net income previously reported

4.  Earnings Per Share

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                Year Ended September 30,
                                                                ------------------------

                                                           1996            1997           1998
                                                           ----            ----           ----
Numerator:

Net income. . . . . . . . . . .                         $11,517        $  9,530        $15,514

Denominator:

Weighted average shares                                  13,273          14,208         17,937

outstanding. . . . . . . .. . .

Effect of dilutive securities:

Employee stock options. . . . .                              --             385            359
                                                        -------        --------        -------
Denominator for dilutive
earnings per share .  . . . . .                          13,273          14,593         18,296
                                                        =======        ========        =======




5.  Costs and Estimated Earnings on Uncompleted Contracts

    Uncompleted contracts consist of the following components:

                                                                Balance Sheet Caption
                                                                ---------------------
                                                          Costs and             Billings in
                                                          estimated              excess of
                                                         earnings in             costs and
                                                          excess of              estimated
                                                          billings               earnings
                                                          --------               --------
September 30, 1997:
     Costs and estimated earnings. . . . . . . . . . .     $136,008               $119,765
     Billings. . . . . . . . . . . . . . . . . . . . .      130,403                132,831
                                                           --------               --------
                                                           $  5,605               $ 13,066
                                                           ========               ========

September 30, 1998:
     Costs and estimated earnings. . . . . . . . . . .     $193,022               $192,219
     Billings. . . . . . . . . . . . . . . . . . . . .      187,098                203,827
                                                           --------               --------
                                                           $  5,924               $ 11,608
                                                           ========               ========

     Costs and estimated earnings in excess of billings relate primarily to performance-based contracts which provide for billings based on attainment of results specified in the contract and differences between actual and provisional billing rates on cost-based contracts.

6.  CREDIT FACILITIES

    The Company has a $10 million revolving line of credit with a bank. Borrowings under this line bear interest at LIBOR plus an amount which ranges from 0.65% to 1.25% depending on the Company's debt to equity ratio. The Company had no borrowings under the Credit Facility at September 30, 1998. Under the terms of the line, the Company is required to maintain at all time:
(i) an excess of current assets to current liabilities of not less than 1.5 to 1, (ii) net worth of $60 million, and (iii) a ratio of total liabilities to net worth of not more than 1.5 to 1. There were no outstanding borrowings under the line of credit facility at September 30, 1998. The line of credit expires on March 31, 1999. At September 30, 1997 and 1998, the Company had letters of credit outstanding amounting to $508 and $401, respectively.

    Certain companies that merged into the Company during 1998 had various arrangements for short and long-term borrowings. These credit arrangements generally were repaid following the related merger and do not significantly affect the Company's financial statements.

7.  LEASES

    The Company leases office space under various operating leases, the majority of which contain clauses permitting cancellation upon certain conditions. The terms of these leases provide for certain minimum payments as well as increases in lease payments based upon the operating cost of the facility and the consumer price index. Rent expense for the years ended September 30, 1996, 1997, and 1998 was $3,408, $5,412 and $7,074, respectively.

    Minimum future payments under these leases are as follows:

YEARS ENDED SEPTEMBER 30,
1999. . . . . . . . . . . . . . . . . .                         $ 8,984
2000. . . . . . . . . . . . . . . . . .                           5,610
2001. . . . . . . . . . . . . . . . . .                           4,041
2002. . . . . . . . . . . . . . . . . .                           2,884
2003. . . . . . . . . . . . . . . . . .                           1,938
Thereafter. . . . . . . . . . . . . . .                             997
                                                                -------
                                                                $24,454
                                                                =======

8.  EMPLOYEE BENEFIT PLANS AND DEFERRED COMPENSATION

    The Company has 401(k) plans and other defined contribution plans for the benefit of all employees who meet certain eligibility requirements. The Plans provide for Company match, specified Company contributions, and/or discretionary Company contributions. During the years ended September 30, 1996, 1997 and 1998, the Company contributed $688, $806 and $1,387 to the plans, respectively.

    Prior to its merger with the Company, Griffith had an employee stock ownership plan covering substantially all of its employees. During 1996, 1997 and 1998, amounts charged to operations for the plan were $643, $897, and $394, respectively.

    Prior to its merger with the Company, Griffith had deferred compensation arrangements with certain officers and employees and had granted stock appreciation rights to certain current and retired officers and employees. The stock appreciation rights provided for full vesting and current settlement at the time of the merger. During 1996, 1997, and 1998, amounts charged to operations under these arrangements were $461, $216, and $972, including a one-time income statement charge of $942 in 1998 as a result of the merger.

9.  INCOME TAXES

    The Company's provision for income taxes is as follows:

                                                               Year ended September 30,
                                                               ------------------------
                                                            1996        1997          1998
                                                            ----        ----          ----
Current provision:
     State. . . . . . . . . . . . .                      $      250    $   701       1,894
     Federal. . . . . . . . . . . .                              --      3,722      10,676
Deferred tax expense (benefit). . .                             280      (319)     (2,130)
                                                         ----------    -------    --------
                                                         $      530    $ 4,104    $ 10,440
                                                       ====================================


    The provision for income taxes resulted in effective tax rates that varied from the federal statutory income tax rate as follows:

                                                            Year ended September 30,
                                                            ------------------------
                                                        1996          1997          1998
                                                        ----          ----          ----
Expected federal income tax
  provision                                             $  4,102     $   4,640      $  9,074
Effect of income taxed directly
  to S Corporation shareholders . .                      (3,934)       (3,964)         (658)
State income taxes. . . . . . . .                            250           607         1,245
Effect of termination of S                                    --         2,566           325
  Corporation status. . . . . . . .
Effect of nondeductible merger
 costs . . . . . . . . . . . . . .                            --            --           531
Other . . . . . . . . . . . . . .                            112           255          (77)
                                                        --------     ---------      --------
                                                        $    530     $   4,104      $ 10,440
                                                        ========     =========      ========

    The significant items comprising the Company's deferred tax assets and liabilities as of September 30, 1997 and 1998 are as follow:

                                                                                                          September 30,
                                                                                                          -------------
                                                                                                       1997          1998
                                                                                                       ----          ----
Deferred tax assets - current:
  Liabilities for costs deductible in future periods. . . . . . . . . . . . .                          $    425      $    810
  Billings in excess of costs and estimated earnings. . . . . . . . . . . . .                             4,699         4,126
                                                                                                       --------      --------
Total Deferred tax assets - current. . . . . . . . . . . . . . . . . . . . .                              5,124         4,936
Deferred tax liabilities - current:
  Cash versus accrual accounting. . . . . . . . . .  .  . . . . . . . . . . .                             5,334         2,915
  Costs and estimated earnings and excess of billing. . . . . . . . . . . . .                             2,242         2,512
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                                --           410
                                                                                                       --------      --------
Total deferred tax liabilities - current. . . . . . . . . . . . . . . . . . .                             7,576         5,837
                                                                                                       --------      --------
Net deferred tax  (liability) - current . . . . . . . . . . . . . . . . . . .                          $(2,452)      $  (901)
                                                                                                       ========      ========
Deferred tax assets (liabilities) - non-current:
  Stock option compensation . . . . . . . . . . . . . . . . . . . . . . . . .                          $  2,055      $  1,874
  Deferred compensation . . . . . . . . . . . . . . . . . . . . . . . . . . .                             1,388            --
  Cash versus accrual accounting. . . . . . . . . . . . . . . . . . . . . . .                           (2,202)         (795)
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                                --           355
                                                                                                       --------      --------
Net deferred tax asset - non-current. . . . . . . . . . . . . . . . . . . . .                          $  1,241      $  1,434
                                                                                                       ========      ========


    Cash paid for income taxes during the years ended September 30, 1996, 1997, and 1998 was $313, $274 and $16,507, respectively.

10. SHAREHOLDERS' EQUITY

  Initial Public Offering

    The Company completed an initial public offering (the "IPO") of common stock during June 1997. Of the 6,037,500 shares of common stock sold in the IPO, 2,360,000 shares were sold by selling shareholders and 3,677,500 were sold by MAXIMUS, Inc. generating $53,804 in proceeds to the Company, net of offering expenses.

  S Corporation Distributions

    During fiscal year 1997, the Company made cash distributions to its S Corporation Shareholders prior to the IPO totaling $1,212. In connection with the IPO, the Company made an additional distribution of $20,500 to its S Corporation Shareholders and accrued an additional distribution at September 30, 1997 in the amount of $5,748, such aggregate amount representing the undistributed earnings of the Company taxed or taxable to shareholders through the date of the IPO.

    Consistent with their past practices, Spectrum, Phoenix, and CSI paid S Corporation dividends totaling $1,917 during 1998, based upon pre-merger taxable income.

Reclassification of Undistributed Earnings

    The Company has reclassified CSI's undistributed earnings to capital as a result of the Company's change in tax status to that of a C-corporation.

Redeemable Common Stock

    Prior to the IPO, a shareholders' agreement obligated the Company to purchase all shares offered for sale by the Company's shareholders at a formula price based on the book value of the Company. In addition, shareholders were obligated to sell and the Company was obligated to purchase at the formula price all of the shares owned by the shareholders upon the shareholder's death, disability or termination of employment. DMG had agreements with certain of its shareholders to repurchase its shares under certain circumstances at fair value. The Company's obligation to purchase common shares from shareholders terminated upon completion of the IPO. Accordingly, amounts classified previously as redeemable common stock were reclassified into shareholder's equity.

  Employee Stock Purchase Plan

    During fiscal 1998, the company implemented a plan which permits employees to purchase shares of the company's common stock each quarter at 85% of the market value on the last day of the quarter. The initial sale of shares under the plan occurred subsequent to September 30, 1998.

  Stock Option Plans

    The Company's Board of Directors established stock option plans during 1997 pursuant to which the Company may grant incentive and non-qualified stock options to officers, employees and directors of the Company. Such plans also provide for stock awards and direct purchases of the Company's common stock.

    The vesting period and share price for awards are determined by the Company's Board of Director at the date of grant. Options granted during 1997 include those which were fully vested on issuance and others which vest over periods from two to four years. The Company's Board of Directors has reserved 3 million shares of common stock for issuance under the Company's stock option plans. At September 30, 1998, 2.0 million shares were available for grants under the Company's option plans.

    In January 1997, the Company issued options to various employees to purchase 403,975 shares of the Company's common stock at a formula price based on book value. During 1997, the Company recorded a non-recurring charge against income of $5,874 for the difference between the IPO price and the formula price for all options outstanding. The Company recorded a deferred tax benefit relating to the charge in the amount of $2,055.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting and Disclosure for Stock-Based Compensation," which provides for a fair value based methodology of accounting for all stock option plans. Under SFAS 123, companies may account for stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations and provide pro forma disclosure of net income, as if the fair value based method of accounting defined in SFAS 123 had been applied. The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options and provide pro forma fair value disclosure under SFAS 123.

    Pro forma information regarding net income has been determined as if the Company had accounted for its stock options under the fair value method of SFAS
123. The fair value for these options was estimated at the date of grant using a minimal valuation method in 1997 and the Black-Scholes method in 1998 with the following assumptions - Volatility 42% for 1998, risk free interest rate 6.5% for 1997 and 5.5% for 1998, dividend yield 0% and an expected life of the option of 4 years. The grant-date fair value of options granted was $3.58 for 1997 and $9.61 for 1998.

    For purposes of the pro forma disclosure, the estimated fair value of the options is amortized to reflect such expense over the options' vesting period. For the years ended September 30, 1997 and 1998 pro forma net income and pro forma net income per share resulting from the adjustment for stock option compensation was as follows:

                                                                      September 30,
                                                                      -------------
                                                                   1997           1998
                                                                   ----           ----

Net Income. . . . . . . . . . . . . . .                         $  9,530       $ 15,514
FAS 123 compensation expense. . . . . .                            (972)          (780)
                                                                --------       --------
Net income, as adjusted. . . . . . . .                          $  8,558       $ 14,734
                                                                ========       ========

Net income per share, as adjusted:
     Basic. . . . . . . . . . . . . . .                         $   0.60       $   0.82
     Diluted. . . . . . . . . . . . . .                         $   0.59       $   0.81

    A summary of the Company's stock option activity for the years ended September 30, 1997 and 1998 is as follows:


                                                                                     Weighted-
                                                                                      Average
                                                                                     Exercise
                                                                      Options          Price
                                                                      -------        ---------
Activity during 1997:
Granted . . . . . . . . . . . . . . . . . . . . . . . . . . .            531,975          $5.05
Exercised . . . . . . . . . . . . . . . . . . . . . . . . . .            (3,025)           1.46
                                                                       ---------
Outstanding at September 30, 1997 . . . . . . . . . . . . . .            528,950           5.07
Granted . . . . . . . . . . . . . . . . . . . . . . . . . . .            626,989          24.06
Exercised . . . . . . . . . . . . . . . . . . . . . . . . . .           (36,300)           3.46
Canceled due to termination . . . . . . . . . . . . . . . . .           (25,887)          25.05
                                                                       ---------
Outstanding at September 30, 1998 . . . . . . . . . . . . . .          1,093,752          15.33
                                                                       =========

    The ranges of exercise prices for outstanding options were as follows at September 30, 1998:


$0.01 - $1.46. . . . . . . . .            369,150
$12.31 - $16.00. . . . . . . .            251,338
$23.38 - $31.56. . . . . . . .            473,264
                                        ---------
                                        1,093,752
                                        =========


    The Company had approximately 468,995 options exercisable at September 30, 1998 at a weighted average exercise price of $5.54 per share. Outstanding options have a weighted average remaining exercise period of 9.2 years at September 30, 1998.

11. COMMITMENTS AND CONTINGENCIES

  Litigation

    On February 3, 1997, the Company was named as a third party defendant by Network Six, Inc. ("Network Six") in a legal action brought by the State of Hawaii against Network Six. Network Six alleges that the Company is liable to Network Six on various grounds. The Company believes Network Six's claims are without merit and intends to vigorously defend this action. The Company believes this action will not have a material adverse effect on its financial condition or results of operations and has not accrued for any loss related to this claim.

        On November 28, 1997, an individual who was a former officer, director and shareholder of the Company, filed a complaint in the United States District Court for the District of Massachusetts, alleging that at the time he resigned from the Company in 1996, thereby triggering the repurchase of his shares, the Company and certain of its officers and directors had failed to disclose material information to him relating to the potential value of the shares. He further alleges that the Company and its officers and directors violated Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 and breached various fiduciary duties owed to him and claims damages in excess of $10 million. The Company does not believe that this action will have a material adverse effect on the Company's financial condition or results of operations, and it intends to vigorously defend this action.

    In January 1997, a lawsuit was filed against a number of defendants, including Griffith, by a purchaser of municipal bonds. The Company prepared two reports rendering an opinion on the anticipated debt service coverage of the Revenue Bonds for the first five years of operation of the sewer project by Superstition Mountain Community Facilities District No. 1 (the "District"). The District was unable to meet its debt service obligations and filed bankruptcy. The purchaser of the Revenue Bonds, Allstate Insurance Company, has sued a number of defendants, including the Company, for damages of $32.1 million which
is the face value of the Revenue bonds, plus interest.   The District has also
filed a lawsuit against Griffith seeking damages. Given the early stage of the litigation, legal counsel is unable to express an opinion concerning the ultimate resolution of either case or the liability of the Company, if any, in connection therewith.

    The Company also is involved in various other legal proceedings in the ordinary course of its business. In the opinion of management, these proceedings involve amounts that would not have a material effect on the financial position or results of operations of the Company if such proceedings were disposed of unfavorably.

  DCAA Audits

    A substantial portion of payments to the Company from United States Government agencies is subject to adjustments upon audit by the Defense Contract Audit Agency. Audits through 1993 have been completed with no material adjustments. In the opinion of management, the audits of subsequent years are not expected to have a material adverse effect on the Company's financial position or results of operations.

  Employment Agreements

    The Company has employment agreements with 14 of its executives that provide for base salaries of approximately $3.5 million per year. The term of the employment obligations are through 2000.

12. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts. To date, these financial instruments have been derived from contract revenues earned primarily from federal, state and local government agencies located in the United States.

    At September 30, 1997 and 1998, $1,436 and $1,004, respectively, of the Company's accounts receivable were due from the United States Government. Revenues under contracts with various agencies of the United States Government were $61,317, $35,802 and $3,738 for the years ended September 30, 1996, 1997 and 1998, respectively. Of these amounts, $56,530, $31,611 and $0 for the years ended September 30, 1996, 1997 and 1998, respectively, were revenues of the government operations segment. As a result of legislation that eliminated certain Social Security Administration program benefits, a contract with the United States Government that contributed substantially all of the revenues of the government operations segment for 1996 and 1997 was terminated by the United States Government. This contract concluded during the second quarter of 1997.

    At September 30, 1997 and 1998, $10,482 and $9,706 of
the Company's accounts receivable were due from one state government. Revenues from contracts with this state, principally by the government operations segment, were $26,189 and $30,934 for the years ended September 30, 1997 and 1998.



13. BUSINESS SEGMENTS

    The following table provides certain financial information for each business segment:

                                                    1996           1997            1998
                                                    ----           ----            ----
Revenues:
     Government Operations. . . . . . . . .        $  77,211     $   97,369        $139,263
     Consulting . . . . . . . . . . . . . .           63,281         75,986         104,851
                                                   ---------     ----------        --------
                                                   $ 140,492     $  173,355        $244,114
                                                   =========     ==========        ========
Income from operations:
     Government Operations. . . . . . . . .        $   4,936     $    6,164        $ 10,642
     Consulting . . . . . . . . . . . . . .            7,158          6,549          13,489
                                                   ---------     ----------        --------
                                                   $  12,094     $   12,713        $ 24,131
                                                   =========     ==========        ========

Identifiable assets:
     Government Operations. . . . . . . . .        $  19,369     $   26,610        $ 42,429
     Consulting . . . . . . . . . . . . . .           25,410         31,273          46,160
     Corporate. . . . . . . . . . . . . . .            6,214         56,001          37,413
                                                   ---------     ----------        --------
                                                   $  50,993     $  113,884        $126,002
                                                   =========     ==========        ========
Capital expenditures:
     Government Operations. . . . . . . . .        $       4     $        2        $     --
     Consulting . . . . . . . . . . . . . .              532            884             699
     Corporate. . . . . . . . . . . . . . .              271            415             461
                                                   ---------     ----------        --------
                                                   $     807     $    1,301        $  1,160
                                                   =========     ==========        ========

Depreciation and amortization:
     Government Operations. . . . . . . . .        $      99     $      204        $  1,518
     Consulting . . . . . . . . . . . . . .              653            740             875
     Corporate. . . . . . . . . . . . . . .              181            180              86
                                                   ---------     ----------        --------
                                                   $     933     $    1,124        $  2,479
                                                   =========     ==========        ========

                                        MAXIMUS, Inc.
                           SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                                    (DOLLARS IN THOUSANDS)
                                         (UNAUDITED)



                                                                     DECEMBER 31,
                                                                         1998
                                                                   ----------------
ASSETS
Current assets:
     Cash and cash equivalents...............................            $  18,945
     Marketable securities...................................               68,484
     Accounts receivable, net................................               86,189
     Costs and estimated earnings in excess of billings......                6,579
     Prepaid expenses and other current assets...............                1,310
                                                                         ---------
Total current assets.........................................              181,507

Property and equipment at cost:
     Land....................................................                  662
     Building and improvements...............................                1,721
     Office furniture and equipment..........................                8,238
     Leasehold improvements..................................                  214
                                                                         ---------
                                                                            10,835
     Less:  Accumulated depreciation and amortization........               (5,680)
                                                                         ---------
Total property and equipment, net............................                5,155
Deferred income taxes........................................                1,434
Other assets.................................................                2,506
                                                                         ---------
Total assets.................................................             $190,602
                                                                         =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable........................................            $   8,091
     Accrued compensation and benefits.......................               12,237
     Billings in excess of costs and estimated earnings......               12,825
     Notes payable...........................................                  200
     Income taxes payable....................................                2,358
     Deferred income taxes...................................                  901
                                                                         ---------
Total current liabilities....................................               36,612
Long-term debt, less current portion.........................                  599
                                                                         ---------
Total liabilities............................................               37,211

Contingencies

Shareholders' equity:
        Common stock, no par value; 30,000,000 shares authorized;
        20,938,044 shares issued and
        outstanding, at stated amount........................              129,741
        Retained earnings....................................               23,650
                                                                         ---------
Total shareholders' equity...................................              153,391
                                                                         ---------
Total liabilities and shareholders' equity                                $190,602
                                                                         =========


                 See notes to supplemental consolidated financial statements.

                                        MAXIMUS, Inc.
                        SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                          (UNAUDITED)


                                                           Three Months
                                                        Ended December 31,
                                                      ----------------------
                                                          1997       1998
                                                          ----       ----
Revenues...........................................     $ 50,394      $72,346

Cost of revenues...................................       37,647       52,233
                                                        --------      -------

Gross profit.......................................       12,747       20,113

Selling, general and administrative expenses.......        8,426       11,261

Deferred compensation and ESOP.....................          467            -
                                                        --------      -------

Income from operations.............................        3,854        8,852

Interest and other income..........................          537          394
                                                        --------      -------

Income before income taxes.........................        4,391        9,246

Provision for income taxes.........................        1,592        3,653
                                                        --------      -------

Net income.........................................     $  2,799      $ 5,593
                                                        ========      =======

Earnings per share:

Basic..............................................     $    .17      $   .29
                                                        ========      =======

Diluted............................................     $    .16      $   .28
                                                        ========      =======

Shares used in computing basic net
income per share...................................       16,692       19,276
                                                        ========      =======

Shares used in computing diluted
net income per share...............................       17,083       19,746
                                                        ========      =======



                 See notes to supplemental consolidated financial statements.

                                         MAXIMUS, Inc.
                      SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (Dollars in thousands)
                                          (Unaudited)


                                                                                   Three Months
                                                                                Ended December 31,
                                                                             ---------------------
                                                                             1997             1998
                                                                             ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income.......................................................        $2,799         $   5,593
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation and amortization...................................           335               608
  Change in assets and liabilities:
    Accounts receivable, net........................................            39          (11,051)
    Costs and estimated earnings in excess of billings..............         (941)             (655)
    Prepaid expenses and other current assets.......................           391             (130)
    Other assets....................................................            84                29
    Accounts payable................................................           710           (1,932)
    Accrued compensation and benefits...............................       (1,127)           (3,349)

    Billings in excess of costs and estimated earnings..............       (1,457)             1,084
    Income taxes payable............................................       (3,385)             2,355
    Other assets and liabilities ...................................           655                 5
                                                                           -------         ---------
Net cash used in operating activities...............................       (1,897)           (7,443)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of business assets....................................             -             (707)
  Purchase of property and equipment................................         (232)             (260)
  Sale (purchase) of marketable securities..........................         8,567          (53,397)
                                                                           -------         ---------
Net cash provided by (used in) investing
activities..........................................................         8,335          (54,364)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from secondary offering, net of expenses.................             -            61,010
  S Corporation distributions.......................................       (5,848)                 -
  Common stock issued...............................................           150               107
  Payment for purchase of redeemable common stock...................         (102)                 -
  Net (payments) proceeds from borrowings...........................       (1,173)               200
                                                                           -------         ---------
Net cash (used in) provided by financing activities.................       (6,973)            61,317
Cash flow adjustment for change in accounting period of CSI.........             -                32
                                                                           -------         ---------
Net decrease in cash and cash equivalents...........................         (535)             (458)
Cash and cash equivalents, beginning of period......................        11,472            19,403
                                                                           -------         ---------
Cash and cash equivalents, end of period............................       $10,937         $  18,945
                                                                           =======         =========

                 See notes to supplemental consolidated financial statements.

                                 MAXIMUS, Inc.
            Notes to Supplemental Consolidated Financial Statements
          For the Three Month Periods Ended December 31, 1997 and 1998
                                 (Unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

        The accompanying unaudited supplemental consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normally recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the three month period ended December 31, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year. These financial statements should be read in conjunction with the audited supplemental consolidated financial statements as of September 30, 1997 and 1998 and for each of the three years in the period ended September 30, 1998, included in this Report on Form 8-K.

2. SECONDARY PUBLIC OFFERING

        The Company completed a secondary public offering
("secondary") of Common Stock during December 1998.  Of the
4,200,000 shares of Common Stock sold in the secondary, 2,200,000 shares were sold by selling shareholders and 2,000,000 shares were sold by MAXIMUS, Inc. generating $61,010,000 in proceeds to the Company, net of offering expenses.

3. BUSINESS COMBINATIONS

        On May 12, 1998, the Company issued 1,166,179 shares of its common stock in exchange for all of the outstanding common stock of David M. Griffith and Associates, Ltd. ("DMG"). This merger was accounted for as a pooling of interests and accordingly, the Company's financial statements, including earnings per share, have been restated for all periods presented to include the financial position and results of operations of DMG.

        On December 1, 1998, the Company acquired certain assets consisting primarily of computer equipment and office furniture from Interactive Web Systems, Inc. for $707,000. In conjunction with this transaction, the Company recorded intangible assets of $150,000.

        On February 26, 1999, the Company issued 700,212 shares of its common stock in exchange for all of the outstanding common stock of Control Software, Inc. ("CSI"). This merger was accounted for as a pooling of interests and accordingly, the Company's financial statements, including earnings per share, have been restated for all periods presented to include the financial position and results of operations of CSI. These supplemental consolidated financial statements will become the historical financial statements of the Company after financial statements covering the date of the consummation of the business combination are issued.



4. CONTINGENCIES

        On February 3, 1997, the Company was named as a third party defendant by Network Six, Inc. ("Network Six") in a legal action brought by the State of Hawaii against Network Six. Network Six alleges that the Company is liable to Network Six on various
grounds.   The Company believes Network Six's claims are without
merit and intends to vigorously defend this action. The Company believes this action will not have a material adverse effect on its financial condition or results of operations and has not accrued for any loss related to this claim.

        On November 28, 1997, an individual who was a former officer, director and shareholder of the Company, filed a complaint in the United States District Court for the District of Massachusetts, alleging that at the time he resigned from the Company in 1996, thereby triggering the repurchase of his shares, the Company and certain of its officers and directors had failed to disclose material information to him relating to the potential value of the shares. He further alleges that the Company and its officers and directors violated Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 and breached various fiduciary duties owed to him and claims damages in excess of $10 million. The Company does not believe that this action will have a material adverse effect on the Company's financial condition or results of operations, and it intends to vigorously defend this action.

        In January 1997, a lawsuit was filed against a number of defendants, including DMG, by a purchaser of municipal bonds. DMG had prepared two reports rendering an opinion on the anticipated debt service coverage of the revenue bonds for the first five years of operation of the sewer project by Superstition Mountain Community Facilities District No. 1 (the "District"). The District was unable to meet its debt service obligations and filed bankruptcy. The purchaser of the Revenue Bonds, Allstate Insurance company, has sued a number of defendants, including DMG, for damages of $32.1 million which is the face value of the revenue bonds, plus interest. The District also filed a lawsuit against DMG seeking damages, which suit has been consolidated with the purchaser's action. DMG intends to vigorously defend against these claims. However, given the early stage of litigation, legal counsel is unable to express an opinion concerning the ultimate resolution of either case or DMG's liability, if any, in connection therewith.

        The Company also is involved in various other legal proceedings in the ordinary course of business. In the opinion of management, these proceedings involve amounts that would not have a material effect on the financial position or results of operations of the Company if such proceedings were disposed of unfavorably.

5. EARNINGS PER SHARE

        The following table sets forth the computation of basic and diluted earnings per share:

                                                                     Three Months
                                                                  Ended December 31,
                                                             1997                   1998
                                                               ------------------------
                                                                     (Thousands)
Numerator:
Net income......................................               $2,799                 $5,593
Denominator:
Denominator for basic earnings per share:
     Weighted average shares outstanding........               16,692                 19,276

Stock Options...................................                  391                    470
                                                              -------                -------
Denominator for diluted earnings per share .....               17,083                 19,746
                                                              =======                =======


6.  OTHER SIGNIFICANT TRANSACTIONS

           In December 1998, the Company entered into an agreement to purchase an office building consisting of approximately
60,000 square feet of office space for $8 million.  In January
1999, the Company concluded the transaction and paid the seller in cash.

7.  SEGMENT INFORMATION (QUARTER ENDED DECEMBER 31,)

The following table provides certain financial information for each business segment:


Revenues:                                                1997            1998
                                                         ----            ----
  Government Operations........................         $27,772         $38,817
  Consulting...................................          22,622          33,529



Income From Operations:                                  1997            1998
                                                         ----            ----
  Government Operations........................          $1,575          $2,568
  Consulting...................................           2,279           6,284

MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

           MAXIMUS provides program management and consulting services to government health and human services agencies in the United States. Founded in 1975, the Company has been profitable every year since inception. The Company conducts its operations through two groups, the Government Operations Group and the Consulting Group. The Government Operations Group administers and manages government health and human services programs, including welfare-to-work and job readiness, child support enforcement, managed care enrollment and disability services. The Consulting Group provides health and human services planning, information technology consulting, strategic program evaluation, program improvement, communications planning and revenue maximization services.

RESULTS OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO THREE MONTHS
ENDED DECEMBER 31, 1997

           Revenues. Total contract revenues increased 43.6% to $72.3 million for the three months ended December 31, 1998 as compared to $50.4 million for the same period in 1997. Government Operations Group revenues increased 39.8% to $38.8 million for the three months ended December 31, 1998 from $27.8 million for the same period in 1997. This increase was due to an increase in the number of contracts in all four divisions in the Government Operations Group. Consulting Group revenues increased 48.2% to $33.5 million for the three months ended December 31, 1998 from $22.6 million for the same period in 1997. Of the $10.9 million increased revenue, $10.0 million was from companies which combined with the Company during fiscal year 1998 in transactions accounted for as immaterial poolings of interests

           Gross Profit. Gross profit consists of total revenues less cost of revenues. Total gross profit increased 57.8% to $20.1 million for the three months ended December 31, 1998 as compared to $12.7 million for the same period in 1997.
Government Operations Group gross profit increased 35.5% to $6.7 million for the three months ended December 31, 1998 from $4.9 million for the three months ended December 31, 1997. As a percentage of revenues, Government Operations Group gross profit decreased to 17.2% for the three months ended December 31, 1998 from 17.8% for the same period in 1997. The decrease was due to anticipated lower gross profit margins on certain Managed Care contracts. The Consulting Group gross profit increased 71.9% to $13.4 million for the three months ended December 31, 1998 from $7.8 million for the same period in 1997 due to the increased revenues and an increased gross profit percentage. As a percentage of revenues, Consulting Group gross profit increased to 40.0% for the three months ended December 31, 1998 from 34.5% for the same period in 1997, due primarily to an improved margin in the DMG division.

           Selling, General and Administrative Expenses. Total selling, general and administrative ("SG&A") expenses increased 33.6% to $11.3 million for the three months ended December 31, 1998 as compared to $8.4 million for the same period in 1997. The increase in SG&A costs was due to the increased size of the Company, both in terms of revenue growth and the number of employees, which increased from 2,100 at December 31, 1997 to 2,900 at December 31, 1998. As a percentage of revenues, SG&A expenses decreased to 15.6% for the three months ended December 31, 1998 from 16.7% for the same period in 1997, reflecting some economy of scale.

           Deferred Compensation and ESOP Expense. DMG, with which the Company merged in May 1998, had deferred compensation and employee stock option (ESOP) plans which were terminated after the merger. Therefore, no expense for those plans was incurred during the three months ended December 31, 1998.

           Interest and Other Income.   The decrease in interest
and other income to $0.4 million for the three months ended December 31, 1998 as compared to $0.5 million for the same period in 1997 was due to the decrease in the average invested
funds.   The decrease can be attributed to the use of cash to
grow the business, both internally and through acquisitions.

           Provision for Income Taxes. The provision for income tax for the three months ended December 31, 1998 was 39.5% of income before income taxes as compared to 36.3% for the three months ended December 31, 1997. The difference in percentages was due to differences in the amounts of certain expense items which are not deductible for tax purposes between the two time periods and as a result of changes in the historical income provided by CSI which was not subject to taxes at the Corporate level due to its S-corporation status. CSI's S-corporation status was terminated upon its merger with the Company.

           LIQUIDITY AND CAPITAL RESOURCES

           The Company's cash used in operations for the three months ended December 31, 1998 was $7.4 million as compared to $5.0 million cash used in operations for the three months ended December 31, 1997. The principal reason for the use of cash in operations for the three months ended December 31, 1998 was the increase in accounts receivable from $77.0 million at September 30, 1998 to $86.2 million at December 31, 1998. This increase was due primarily to increases in receivables of $4.8 million related to three large contracts which were in the first months of performance, and a general slowness in payment on amounts totaling $4.4 million by customers on ten other mid-to large-sized contracts.

            Of the $61.0 million of proceeds (net of expenses) from the secondary offering, the Company purchased marketable securities totaling $53.4 million and the remainder, $7.6 million, was invested in cash equivalents at the Company's bank to provide general funding for operations.

           In December 1998 the Company entered into an agreement to purchase an office building consisting of approximately
60,000 square feet of office space for $8 million. In January, 1999 the Company concluded the transaction and paid the seller in cash.

           The Company has a $10.0 million revolving credit facility (the "Credit Facility") with a bank, which may be used for borrowing and the issuance of letters of credit. Outstanding letters of credit totaled $0.3 million at December 31, 1998.
The Credit Facility bears interest at a rate equal to LIBOR plus an amount which ranges from 0.65% to 1.25% depending on the Company's debt to equity ratio. The Credit Facility contains certain restrictive covenants and financial ratio requirements, including a minimum net worth requirement of $60 million. The Company has not used the Credit Facility to finance its working capital needs for the three months ended December 31, 1998 and 1997. At December 31, 1998, the Company had $9.7 million available under the Credit Facility.

           Management believes that the Company will have sufficient resources to meet its cash needs over the next 12 months, which may include start-up costs associated with new contract awards, obtaining additional office space, establishing new offices, investment in upgraded systems infrastructure or acquisitions of other businesses and technologies. Cash requirements beyond the next 12 months will depend on the Company's profitability, its ability to manage working capital requirements and its rate of growth.

YEAR 2000

           The Company is aware of the issues that many computer, telecommunication and other infrastructure systems will face as the millennium ("Year 2000") approaches. The Company is auditing its internal software and hardware and is implementing corrective actions where necessary to address Year 2000 problems. The Company is also currently reviewing the software and hardware, and implementing corrective actions where necessary, of DMG, Carrera Consulting Group, Spectrum Consulting Group and Phoenix Planning and Evaluation, all divisions which resulted from business combinations completed during 1998. The Company will continue to assess the need for Year 2000 contingency plans as its remediation efforts progress. The Company estimates that its remediation efforts will be completed by July 31, 1999. The Company does not believe that the cost of its remediation efforts will be material or that these efforts will have a material impact on its operations or financial results. However, there can be no assurance that those costs will not be greater than anticipated, or that corrective actions undertaken will be completed before any Year 2000 problems could occur.

           The Company also provides assistance in assessing, evaluating, testing and certifying government client systems affected by Year 2000 problems, as well as quality assurance monitoring of Year 2000 compliance conversions performed for clients by third parties. Although the Company has attempted to contract to provide such services in a manner that will minimize its liability for system failures, there can be no assurance that the Company would not become subject to legal proceedings which, if resolved in a manner adverse to the Company, could have a material adverse effect on its financial condition.

           The Company relies to varying extents on information processing performed by the governmental agencies and entities with which it contracts. The Company has inquired where necessary of such agencies and entities of potential Year 2000 problems, and, based on responses to such inquires, management believes that the Company would be able to continue to perform on such contracts without material negative financial impact. However, the Company cannot be certain that Year 2000 related systems failures in the information systems of clients will not occur and, if such failures occur, that they will not interfere with the Company's ability to properly manage a contracted project and result in a material adverse effect on the Company's business, financial condition and results of operations.

FORWARD LOOKING STATEMENTS

           Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations regarding its ability to obtain future contracts, expand its market opportunities or attract highly-skilled employees, are forward looking statements that involve risks and uncertainties. These risks and uncertainties include legislative changes and political developments adverse to the privatization of the provision of government services; risks related to possible acquisitions; opposition from government employee unions; reliance on key executives; impact of competition from similar companies; and legal, economic and other risks detailed in Exhibit 99 to the Company's Quarterly
Report on Form 10-Q for the period ended December 31, 1998.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             MAXIMUS, INC.


Date:  March ___, 1999                       By:
                                                 -------------------------
                                                 David V. Mastran
                                                 President

                                        EXHIBIT INDEX


EXHIBIT NO.                  DESCRIPTION


   23.1             Consent of Ernst & Young LLP, independent auditors

   23.2             Consent of Grant Thornton LLP, independent auditors

   27               Financial Data Schedules (EDGAR)
                                       39